EXHIBIT NO. 15

August 24, 2004

Roanoke Electric Steel Corporation

102 Westside Blvd.

Roanoke, VA 24038

We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Roanoke Electric Steel Corporation and subsidiaries (the “Corporation”) for the periods ended July 31, 2004 and 2003, as indicated in our report dated August 24, 2004; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended July 31, 2004, is incorporated by reference in Registration Statement No.’s 333-49525, 333-25299, 33-35243 and 33-27359 on Forms S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP

Raleigh, North Carolina

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